Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Quicksilver Resources Inc. and subsidiaries on Form S-8 of our report dated May 29, 2009, June 16, 2009 as to the effects of the of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment to ARB 51 (“SFAS 160”), and the related disclosures in Notes 2 and 10, related to the financial statements of Quicksilver Gas Services Holdings LLC as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the preparation of the consolidated financial statements of Quicksilver Gas Services Holdings LLC from the separate records maintained by Quicksilver Resources Inc., and to the adoption of SFAS 160 described in Note 2), incorporated by reference Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Fort Worth, Texas
August 10, 2009